FORM NSAR Q77.O Transactions effected pursuant to Rule 10F3 Fidelity Rutland Square Trust II

Series Number	1
Fund	Fidelity Strategic Advisers Mid Cap Value Portfolio
Trade Date	21-May-07
Settle Date	25-May-07
Security Name	Spirit AeroSystems Holdings, Inc. (SPR)
Size of Offering	31,516,802
Aggregate Offering Value	$1,055,812,867
Price	$33.50
Shares Purchased	300
Transaction Value	$10,050
Underwriter JPM Purchased From	Credit Suisse Securities (USA) LLC.
Underwriting Members: (1)	Goldman, Sachs & Co.
Underwriting Members: (2)	Morgan Stanley & Co. Incorporated
Underwriting Members: (3)	Banc of America Securities LLC
Underwriting Members: (4)	Citigroup Global Markets Inc.
Underwriting Members: (5)	Cowen and Company, LLC
Underwriting Members: (6)	Deutsche Bank Securities Inc.
Underwriting Members: (7)	Griffiths McBurney Corp. as Agent Affiliate of GMP Securities L.P.
Underwriting Members: (8)	J.P. Morgan Securities Inc.
Underwriting Members: (9)	Jeffries & Company, Inc.
Underwriting Members: (10)	Lehman Brothers Inc.
Underwriting Members: (11)	Merrill Lynch, Pierce, Fenner, & Smith Incorporated
Underwriting Members: (12)	RBC Capital Markets Corporation
Underwriting Members: (13)	Scotia Capital (USA) Inc.
Underwriting Members: (14)	UBS Securities LLC
Underwriting Members: (15)	Westwind Partners (USA) Inc.